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                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                   AXONYX INC.

KNOW ALL MEN BY THESE PRESENTS:

     That the undersigned, for the purpose of forming a corporation under and by virtue of the State of Nevada, do hereby adopt the following Articles of Incorporation.

                                    ARTICLE I

     The name of the corporation shall be AXONYX INC., a Nevada corporation.

                                   ARTICLE II

     The principal place of business of the corporation shall be in the County of Clark and in the State of Nevada, but the Board of Directors shall designate other places, either within or without the State of Nevada, where other offices may be established and maintained and where corporate business may be transacted.

                                   ARTICLE III

     The purpose for which this corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the laws of the State of Nevada, as they may be amended from time to time.

                                   ARTICLE IV

     The corporation is to have perpetual existence.

                                    ARTICLE V

     The corporation is authorized to issue Ninety Million (90,000,000) shares of par value $0.001 stock, consisting of two classes of stock, designated "Common Stock" and "Preferred Stock". The total number of shares of Common Stock authorized to be issued is Seventy Five Million (75,000,000), par value $0.001. The total number of shares of Preferred Stock authorized to be issued is Fifteen Million (15,000,000), par value $0.001. Any and all shares of stock may be issued, reissued, transferred or granted by the Board of Directors, as the case may be, to persons, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors shall have the authority to issue pursuant to the Nevada Revised Statutes and the By-Laws of the corporation. The Board of Directors shall have the authority to set, by resolution, the particular designations, preferences and the relative, participating, optional or other


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special rights and qualifications, limitations or restrictions of any class of stock or any series of stock within any class of stock issued by this corporation.

                                   ARTICLE VI

     Holders of Common Stock or Preferred Stock of the corporation shall not have any preference, preemptive right or right of subscription to acquire shares of the corporation authorized, issued, or sold, or to be authorized, issued or sold, or to any obligations or shares authorized or issued or to be authorized or issued, and convertible into shares of the corporation, nor to any right of subscription thereto, other than to the extent, if any, the Board of Directors in its sole discretion, may determine from time to time.

                                   ARTICLE VII

     The corporation shall be managed by a Board of Directors whose duties and responsibilities shall be set forth in the By-Laws to be adopted by the corporation. The number of directors which shall constitute the Board of Directors shall be fixed by or in the manner provided in the By-Laws. The Board of Directors is empowered to adopt, amend or repeal the By-Laws of the corporation from time to time as they may determine.

                                  ARTICLE VIII

     The address, including street, number, city and county, of the registered office of the corporation in the State of Nevada is 50 W. Liberty Street, Suite 880, Reno, NV 89501; and the name of the statutory agent of the corporation in the State of Nevada at such address is Nevada Agency and Trust Company.


                                   ARTICLE IX

     The Board of Directors of the corporation may from time to time distribute on a pro-rata basis to its shareholders out of the capital surplus of the corporation a portion of its assets in cash or property.


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                                    ARTICLE X

     The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of the Nevada Revised Statutes of the State of Nevada, as the same may be amended and supplemented. The corporation shall indemnify any person who incurs expenses by reason of the fact that he or she is or was an officer, director, employee or agent of the corporation. This indemnification shall be mandatory on all circumstances in which indemnification is permitted by law.

                                   ARTICLE XI

     From time to time any of the provisions of the Articles of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Nevada at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the shareholders of the corporation by these Articles of Incorporation are granted subject to the provisions of this Article XI.


Dated this 23d day of June, 2000.



                                            /s/ MICHAEL M. STRAGE
                                            -----------------------------------
                                            Michael M. Strage, Vice President
                                            & Chief Administrative Officer



                                            /s/ MICHAEL R. ESPEY
                                            -----------------------------------
                                            Michael R. Espey, Vice President
                                            & Secretary